Structured Asset Mortgage Investments II Trust 2007-AR3
                                 Issuing Entity

         Structured Asset Mortgage Investments II Grantor Trust 2007-AR3
                          Grantor Trust Issuing Entity

                     Wells Fargo Bank, National Association
                  Master Servicer and Securities Administrator

                  Structured Asset Mortgage Investments II Inc.
                                    Depositor

             Structured Asset Mortgage Investments II Trust 2007-AR3
         Structured Asset Mortgage Investments II Grantor Trust 2007-AR3
               Mortgage Pass-through Certificates, Series 2007-AR3

                         Supplement dated April 30, 2007
                  to Prospectus Supplement dated April 27, 2007
                       to Prospectus dated March 20, 2007

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated April 27, 2007.

         1. The related per annum margins for the Class I-B-1 Certificates set forth in a table on page S-16 of the Prospectus Supplement are hereby deleted in their entirety and replaced with the following:

                               PER ANNUM MARGINS
Class                          (1)          (2)
I-B-1                         0.420%      0.630%


The remainder of the prospectus supplement remains unmodified.

This supplement may be used to offer or sell the Certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

                            Bear, Stearns & Co. Inc.

Until 90 days after the date of this Supplement, all dealers effecting transactions in the Certificates offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus Supplement and Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus Supplement and Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.